Exhibit 99.1

Contacts:
Oxygen Biotherapeutics
Ellen Corliss
Vice President,
   Corporate Communications
& Investor Relations
(919) 855-2112

Oxygen Biotherapeutics Announces Dismissal of Chris J. Stern as CEO and
 Appointments of Michael B. Jebsen as Interim CEO and
Rene Eckert as Interim Chairman

-Oxygen Biotherapeutics to reschedule its 2011 General Annual Meeting of Stockholders-

MORRISVILLE, NC, August 24, 2011— The Board of Directors of Oxygen Biotherapeutics, Inc. (NASDAQ & SIX Swiss Exchange: OXBT) today announced that Chris J. Stern is no longer Chief Executive Officer and Chairman of the company, effective immediately. Due to the circumstances surrounding his dismissal, Mr. Stern will not be paid any severance in connection with the termination of his employment or his departure from the Board.

Oxygen Biotherapeutics has named Michael B. Jebsen as interim Chief Executive Officer.  He will retain his positions as Chief Financial Officer and Treasurer.  Mr. Jebsen has served as Oxygen’s Chief Financial Officer, Secretary and Treasurer since August 2009 and has a thorough understanding of Oxygen’s day-to-day business operations, overall strategic plan and financial situation.  The Board of Directors is confident that Mr. Jebsen can lead Oxygen through a smooth transition until a permanent Chief Executive Officer is appointed.

“We will move swiftly, but deliberately, in our search for a new CEO,” said Rene Eckert, interim Chairman of the Board.  “We are fortunate to have Michael and believe that he has the knowledge, ability and sound judgment to lead our company during this transition period.  Our Board remains in strong support of the company and we believe we have the products and technology needed to advance the company to success.”

“In light of our recent June financing we are in a stable financial position to pursue our development programs and move forward,” added Mr. Jebsen, Oxygen’s interim Chief Executive Officer.  “I look forward to continue working closely with our dedicated employees and the Board to execute our strategies and achieve our goals.”

In connection with these events, the company’s General Annual Meeting of Shareholders for fiscal year 2011 has been postponed one week.  It will now occur on September 30, 2011. The record date for the meeting will remain August 19, 2011. Specific details will be provided in the definitive proxy statement that will be mailed to shareholders of record.

-more-

The company is scheduled to report its first quarter fiscal year 2012 financial results on September 14, 2011.

Mr. Jebsen first joined Oxygen as its Accounting Manager in April 2009, and was elected Chief Financial Officer, Executive Vice President Finance and Administration, Corporate Secretary and Treasurer in August 2009.  Before joining the Oxygen, he was an auditor with Grant Thornton, LLP from July 2003 through December 2005 and from April 2008 through April 2009. In addition, Mr. Jebsen held various positions, including Chief Ethics Officer, Senior Internal Auditor, and Senior Financial Analyst with RTI International, a non-profit research and development organization, from January 2006 to February 2008. Mr. Jebsen holds a Master of Science in Accounting from East Carolina University and is a Certified Public Accountant, licensed in North Carolina.

Mr. Eckert has served as a director of Oxygen Biotherapeutics since October 2009.  He was Chairman and Chief Executive Officer and a partner at Boehme Filatex, Inc. of Reidsville, NC, from 1981 to 2007.  He started the specialty chemical company with two partners in 1981.  They formed the company into a leading North American textile chemical corporation with subsidiaries in Canada and Mexico.  In 2007, the corporation was sold to Dystar, an international dyestuff company.

About Oxygen Biotherapeutics, Inc.
Headquartered in Morrisville, NC, Oxygen Biotherapeutics, Inc. is developing medical and cosmetic products that efficiently deliver oxygen to tissues in the body. The company has developed a proprietary perfluorocarbon (PFC) therapeutic oxygen carrier product called Oxycyte® that is being formulated for both intravenous and topical delivery. The company has commercialized its DERMACYTE® line of oxygen-rich skin care products. In addition, the company is focused on perfluorocarbon-based oxygen carriers for use in traumatic brain injury, decompression sickness, personal care, and topical wound healing. More information is available at www.oxybiomed.com or www.DermacyteUS.com.

Caution Regarding Forward-Looking Statements
This news release contains certain forward-looking statements by the company that involve risks and uncertainties and reflect the company’s judgment as of the date of this release. These statements include the management transition, and expansion of research and development of the Oxycyte product line, including the timing of the introduction of these new products. The forward-looking statements are subject to a number of risks and uncertainties including matters beyond the company’s control that could lead to delays in new product introductions and customer acceptance of these new products, and other risks and uncertainties as described in our filings with the Securities and Exchange Commission, including in the current annual report on Form 10-K filed on July 15, 2011. The company disclaims any intent or obligation to update these forward-looking statements beyond the date of this release. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

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